Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-168901

and 333-168901-02

September 15, 2011

AGL CAPITAL CORPORATION/AGL RESOURCES INC.

Pricing Term Sheet for 2021 Senior Notes

Issuer:	AGL Capital Corporation

Guarantor:	AGL Resources Inc.

Ratings:	Baa1/BBB+/A-

Size:	$300,000,000

Maturity:	September 15, 2021

Coupon:	3.500%

Price to Public:	98.483% of principal amount

Benchmark Treasury: Benchmark Treasury Yield: Spread to Benchmark Treasury: Yield to Maturity: Trade Date:	UST 2.125% due August 15, 2021 2.083% +160 bps 3.683% September 15, 2011

Interest Payment Dates:	March 15 and September 15 of each year, commencing March 15, 2012

Par Redemption	Any time on or after June 15, 2021 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest.

Make Whole Redemption:	T+25 bps

Settlement:	September 20, 2011 (T+3)

CUSIP/ISIN:	001192AJ2/US001192AJ21

Book-Running Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., at 866-471-2526, Morgan Stanley & Co. LLC, at 866-718-1649, SunTrust Robinson Humphrey, Inc., at 800-685-4786 , Wells Fargo Securities, LLC, at 800-326-5897, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.